                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                            KEY ENERGY SERVICES, INC.
--------------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the
                            Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                           KEY ENERGY SERVICES, INC.
                          TWO TOWER CENTER, 20TH FLOOR
                            EAST BRUNSWICK, NJ 08816

                                                                October 30, 2000

DEAR STOCKHOLDER:

    You are cordially invited to attend the Annual Meeting of Stockholders of Key Energy Services, Inc. (the "Company") to be held at The Hilton Hotel, Tower Center Boulevard, Trenton Room, East Brunswick, New Jersey 08816, at 1:00 P.M. on Friday, December 8, 2000.

    Matters to be considered and acted upon by the Stockholders include the election of seven directors. This matter and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

    Your vote is important. The Board of Directors urges each Stockholder, whether or not intending to attend the meeting in person, to execute the enclosed proxy and return it in the enclosed envelope. Returning a proxy will not prevent a Stockholder from voting in person at the meeting.

                                          Sincerely,

                                          /s/ FRANCIS D. JOHN

                                          Francis D. John
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           KEY ENERGY SERVICES, INC.
                          TWO TOWER CENTER, 20TH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 8, 2000

                            ------------------------

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Key Energy Services, Inc. (the "Company") will be held at The Hilton Hotel, Tower Center Boulevard, Trenton Room, East Brunswick, New Jersey 08816 on Friday, December 8, 2000 at 1:00 P.M. (Eastern Standard Time), to consider and act upon the following matters:

    (1) To elect seven Directors for the ensuing year or until their successors are elected and qualified; and

    (2) To consider and act on such other business as may properly come before the Annual Meeting.

    The Board of Directors has fixed the close of business on October 23, 2000, as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. Only those Stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

    A complete list of the Stockholders entitled to vote at the Annual Meeting will be open for inspection at the Company's offices, Two Tower Center, 20th Floor, East Brunswick, New Jersey, at least 10 days before the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ JACK D. LOFTIS, JR.

                                          Jack D. Loftis, Jr.
                                          SECRETARY

East Brunswick, New Jersey
October 30, 2000

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. A STOCKHOLDER MAY, IF SO DESIRED, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON AT THE MEETING.

                           KEY ENERGY SERVICES, INC.
                          TWO TOWER CENTER, 20TH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816

                            ------------------------

                           PROXY STATEMENT FOR ANNUAL
                              STOCKHOLDERS MEETING
                          TO BE HELD DECEMBER 8, 2000

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Key Energy Services, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Hilton Hotel, Tower Center Boulevard, Trenton Room, East Brunswick, New Jersey 08816 at 1:00 P.M. on Friday, December 8, 2000, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to the Company's Stockholders on or about October 30, 2000.

    The Company will bear all costs of solicitation of proxies. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional compensation, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials. In addition, the Company has engaged D. F. King & Co. to assist in the solicitation for a fee of $5,000, plus costs and expenses.

REVOCABILITY OF PROXIES

    Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised, by delivering to the Secretary of the Company at its principal executive office located at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816, a written notice of revocation or another duly executed proxy bearing a later date. A Stockholder also may revoke his or her proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

RECORD DATE, VOTING AND SHARE OWNERSHIP

    Only holders of record of common stock, par value $.10 per share (the "Common Stock"), of the Company at the close of business on October 23, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Each share of Common Stock is entitled to one vote. On the Record Date there were outstanding and entitled to vote 97,030,360 shares of Common Stock.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast (48,515,181 shares) will constitute a quorum for the transaction of business at the Annual Meeting. A proxy, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Directors listed herein and in favor of any other matter as may properly come before the Annual Meeting. A Stockholder marking the proxy "Abstain" will not be counted as a vote in favor of or against the election of Directors. If a quorum exists, a proposal can be adopted by an affirmative vote of (i) in the case of election of Directors, a plurality of the votes cast, and (ii) in the case of any other matter as may properly come before the Annual Meeting, a majority of the votes cast.

    Votes cast at the Annual Meeting will be tabulated by a duly appointed inspector of election. The inspector will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspector will treat shares represented by "broker non-votes" as present for purposes of determining a quorum, although such shares will not be voted on any matter for which the record holder of such shares lacks authority to act. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners; (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity; and
(iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, seven Directors are to be elected, each Director to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified unless such Director resigns or is properly removed from office prior to such time. The Board of Directors has designated the persons named in the accompanying proxy to vote for the election of seven Directors and those persons intend to vote for the election of the nominees named below to the Board of Directors unless authority to do so is withheld by the Stockholder submitting the proxy. The Stockholders previously have elected six of the seven nominees as Directors (with Mr. Fertig having been added to the Board of Directors since the Company's last annual meeting of stockholders). If any of the nominees become unavailable to serve, the shares represented by proxies will be voted for the election of a substitute nominee selected by the Board of Directors, or the size of the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee from serving. For information regarding ownership of Common Stock by the nominees see "Security Ownership of Management and Certain Beneficial Owners--Management." Certain information concerning the nominees is set forth below.

NAME                                             POSITION                 AGE
----                                ----------------------------------  --------
Francis D. John(1)................  Chairman of the Board, President,      46
                                    Chief Executive Officer and Chief
                                    Operating Officer
David J. Breazzano(1)(2)..........  Director                               44
Kevin P. Collins(1)(2)............  Director                               50
William D. Fertig.................  Director                               44
William D. Manly(2)(3)............  Director                               77
W. Phillip Marcum(3)..............  Director                               56
Morton Wolkowitz(1)(3)............  Director                               72

------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    Francis D. John has been Chairman of the Board since August 1996 and the Chief Executive Officer since October 1989. Mr. John re-assumed the duties of Chief Operating Officer effective April 1999. He has been a Director and President since June 1988 and served as the Chief Financial Officer from October 1989 through July 1997. Before joining the Company, he was Executive Vice President of Finance and Manufacturing of Fresenius U.S.A., Inc. Mr. John previously held operational and financial positions with Unisys, Mack Trucks and Arthur Andersen. He received a BS from Seton Hall University and an MBA from Fairleigh Dickinson University.

    David J. Breazzano has been a Director since October 1997. Mr. Breazzano is one of the founding principals at DDJ Capital Management, LLC, an investment management firm established in 1996. Mr. Breazzano previously served as a Vice President and Portfolio Manager at Fidelity Investments ("Fidelity") from 1990 to 1996. Prior to joining Fidelity, Mr. Breazzano was President and Chief Investment Officer of the T. Rowe Price Recovery Fund. He is also a director of Waste Systems International, Inc. and Samuels Jewelers, Inc. He holds a BS from Union College and an MBA from Cornell University.

    Kevin P. Collins has been a Director since March 1996. Mr. Collins has been a managing member of the Old Hill Company LLC since 1997. From 1992 to 1997, he served as a principal of JHP Enterprises, Ltd., and from 1985 to 1992, as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. Mr. Collins was a director of WellTech, Inc. ("WellTech") from January 1994 until March 1996 when WellTech was merged into the Company. Mr. Collins is also a director of The Penn Traffic Company, Metretek Technologies, Inc. and London Fog Industries. He holds a BS and an MBA from the University of Minnesota.

    William D. Fertig has been a Director since April 2000. Mr. Fertig has been a Principal, Manager of Sales and Training at McMahan Securities Co. L.P. since 1990. Mr. Fertig previously served as a Senior Vice President and Manager of Convertible Sales at Drexel Burnham Lambert prior to joining McMahan Securities in 1990, and from 1979 to 1989, served as Vice President and Convertible Securities Sales Manager at Credit Suisse First Boston. He holds a BS from Allegheny College and an MBA from NYU Graduate Business School.

    William D. Manly has been a Director since December 1989. He retired from his position as an Executive Vice President of Cabot Corporation in 1986, a position he had held since 1978. Mr. Manly is a director of Metallamics, Inc. and CitiSteel, Inc. He holds a BS and an MS from the University of Notre Dame.

    W. Phillip Marcum has been a Director since March 1996. Mr. Marcum was a director of WellTech from January 1994 until March 1996 when WellTech was merged into the Company. From October 1995 until March 1996, Mr. Marcum was the acting Chairman of the Board of Directors of WellTech. He has been Chairman of the Board, President and Chief Executive Officer of Metretek Technologies, Inc., formerly known as Marcum Natural Gas Services, Inc. ("Metretek Technologies"), since January 1991 and is a director of TestAmerica, Inc. He holds a BBA from Texas Tech University.

    Morton Wolkowitz has been a Director since December 1989. Mr. Wolkowitz served as President and Chief Executive Officer of Wolkow Braker Roofing Corporation, a company that provided a variety of roofing services, from 1958 through 1989. Mr. Wolkowitz has been a private investor since 1989. He holds a BS from Syracuse University.

REQUIRED VOTE

    The seven nominees for election as Directors who receive the greatest number of votes shall be elected as Directors.

    The Board of Directors recommends that the Stockholders vote FOR the election of each of the nominees listed above.

BOARD AND COMMITTEE MEETINGS

    During the fiscal year ended June 30, 2000, the Board of Directors held ten meetings. Each of the current directors who then were in office attended at least 75% of the meetings of the Board of Directors and each committee thereof on which such Director served.

    The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee.

    AUDIT COMMITTEE. During fiscal 2000 the Audit Committee held four meetings and is currently composed of Messrs. Breazzano, Collins and Manly. All members of the audit committee are independent, in accordance with the existing requirements of the New York Stock Exchange. The functions of the Audit Committee include meeting with the Company's independent auditors annually to review financial results, audited financial statements, internal financial controls and procedures and audit plans and recommendations. The Audit Committee also recommends the selection, retention or termination of the Company's independent auditors, approves services provided by the independent public accountants before providing such services, and evaluates the possible effect the performance of such services will have on the accountants' independence. The Board of Directors has adopted a new written charter for the Audit Committee effective June 12, 2000. A copy of the new written charter is included in this proxy statement as Appendix A.

    COMPENSATION COMMITTEE. During fiscal 2000 the Compensation Committee met four times and is currently composed of Messrs. Manly, Marcum and Wolkowitz. The Compensation Committee (i) recommends to the Board of Directors the compensation for the Company's executive officers; (ii) administers and makes awards under the Company's compensation plans; and (iii) monitors and makes recommendations with respect to the Company's various employee benefit plans, including the Company's stock option plan.

    EXECUTIVE COMMITTEE. The Executive Committee is currently composed of Messrs. John, Breazzano, Collins and Wolkowitz. The Executive Committee exercises the powers delegated to it by the Board of Directors.

DIRECTOR COMPENSATION

    No director who is also an employee of the Company or any of its subsidiaries received any fees from the Company for his services as a Director or as a member of any committee of the Board. During the fiscal year ended
June 30, 2000 all other Directors ("Non-employee Directors") received a fee equal to $3,000 per month for each month of service and are reimbursed for travel and other expenses directly associated with Company business. Additionally, during fiscal 2000 the Company paid the premiums with respect to life insurance for the benefit of Messrs. Collins and Marcum in the amount of $2,906 and $5,389, respectively. On April 18, 2000, Messrs Collins, Manly, Marcum, Breazzano and Wolkowitz were granted options under the Key Energy Group, Inc. 1997 Incentive Plan as amended from time to time (the "1997 Incentive Plan") to purchase 50,000 shares of Common Stock. On April 27, 2000, Mr. Fertig was also granted options under the 1997 Incentive Plan to purchase 50,000 shares of Common Stock. The options granted on April 18, 2000 and
April 27, 2000 vest in four equal annual installments commencing on the date of grant of each of the options.

EXECUTIVE OFFICERS

    The Company's executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of Stockholders. All the Company's executive officers are listed below, with the exception of Mr. John, who is included in the section "Election of Directors".

    Thomas K. Grundman has been an Executive Vice President and the Chief Financial Officer and Treasurer since July 1999 and the Chief Accounting Officer since November 1999. Effective December 1999, Mr. Grundman became Executive Vice President of International Operations. Effective August 2000, he resigned as Treasurer. He joined the Company in April 1999 as Sr. Vice President of Strategic and Business Development. From late 1996 through April 1999,
Mr. Grundman was Senior Vice President at PNC Bank, N.A. where he ran the Oil and Gas Corporate Finance Group and was responsible for providing financing and advisory services in all sectors of the energy industry. From 1984 through 1996, Mr. Grundman held several positions at Chase Manhattan Bank and its predecessor institutions, most recently as a Managing Director in the oil and gas group.
Mr. Grundman holds a BS in Finance from Syracuse University.

    James J. Byerlotzer has been Executive Vice President of Domestic Well Service and Drilling Operations since July 1999. Effective December 1999,
Mr. Byerlotzer's title was changed to Executive Vice President of Domestic Operations. He joined the Company in September 1998 as Vice President--Permian Basin Operations after the Company's acquisition of Dawson Production
Services, Inc. ("Dawson"). From February 1997 to September 1998, he served as the Senior Vice President and Chief Operating Officer of Dawson. From 1981 to 1997, Mr. Byerlotzer was employed by Pride Petroleum Services, Inc. ("Pride"). Beginning in February 1996, Mr. Byerlotzer served as the Vice President-- Domestic Operations of Pride. Prior to that time, he served as Vice President--Permian Basin of Pride and in various other operating positions in Pride's Gulf Coast and California operations. Mr. Byerlotzer holds a BA from the University of Missouri in St. Louis.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

MANAGEMENT

    The following table sets forth as of October 23, 2000, the number of shares of Common Stock beneficially owned by each (i) Director, (ii) executive officer, and (iii) all Directors and executive officers of the Company as a group. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person.

                                                                                        PERCENTAGE OF
                                                               NUMBER OF                 OUTSTANDING
NAME OF BENEFICIAL OWNER                                       SHARES(1)                  SHARES(2)
------------------------                              ---------------------------   ----------------------
Francis D. John(3)..................................                    2,987,414            3.0%
Kevin P. Collins(4).................................                      184,238        *
William D. Fertig(5)................................                       17,500        *
William D. Manly(6).................................                      181,875        *
W. Philip Marcum(7).................................                      184,238        *
David J. Breazzano(8)...............................                      159,166        *
Morton Wolkowitz(9).................................                      570,716        *
James J. Byerlotzer(10).............................                      196,167        *
Thomas K. Grundman(11)..............................                      210,000        *
Directors and Executive Officers
  as a group (9 persons)............................                    4,691,314            4.6%

------------------------

* Less than 1%

 (1) Includes all shares with respect to which each Director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or to dispose or to direct the disposition of such shares. Includes shares that may be purchased under currently exercisable stock options and warrants.

 (2) Based on 97,030,360 shares of Common stock outstanding at October 23, 2000, plus, for each beneficial owner, those number of shares underlying currently exercisable options or warrants held by each executive officer or Director.

 (3) Includes 2,910,000 shares issuable upon exercise of vested options and 6,914 shares issuable pursuant to currently exercisable warrants. Does not include 1,625,000 shares issuable pursuant to options that have not vested.

 (4) Includes 179,166 shares issuable upon the exercise of vested options. Does not include 90,834 shares issuable pursuant to options that have not vested.

 (5) Includes 12,500 shares issuable upon the exercise of vested options. Does not include 37,500 shares issuable pursuant to options that have not vested.

 (6) Includes 179,166 shares issuable upon the exercise of vested options. Does not include 90,834 shares issuable pursuant to options that have not vested.

 (7) Includes 179,166 shares issuable upon the exercise of vested options. Does not include 90,834 shares issuable pursuant to options that have not vested.

 (8) Includes 109,166 shares issuable upon the exercise of vested. Does not include 90,834 shares issuable pursuant to options that have not vested.

 (9) Includes 173,500 shares issuable upon the exercise of vested options and 6,914 shares issuable pursuant to currently exercisable warrants. Does not include 101,500 shares issuable pursuant to options that have not vested.

 (10) Includes 174,167 shares issuable upon the exercise of vested options. Does not include 385,833 shares issuable pursuant to options that have not vested.

 (11) Includes 200,000 shares issuable upon the exercise of vested options. Does not include 600,000 shares issuable pursuant to options that have not vested.

    In addition, the following Named Executive Officers (as defined "Other Information--Executive Compensation") who were not executive officers of the Company at October 23, 2000 beneficially own (based on available information) Common Stock as follows: D. Kirk Edwards--201,400 shares (includes 27,500 shares issuable upon the exercise of vested options); Danny R. Evatt--81,666 shares (includes 15,000 share issuable upon the exercise of vested options).

CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of October 23, 2000, certain information regarding the beneficial ownership of Common Stock by each person, other than the Company's directors or executive officers, who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                                                            SHARES BENEFICIALLY
                                                                 OWNED AT
                                                             OCTOBER 23, 2000
NAME AND ADDRESS OF BENEFICIAL                             ---------------------
OWNER, IDENTITY OF GROUP                                     NUMBER     PERCENT
------------------------------                             ----------   --------
Perkins, Wolf, McDonnell and Company(1) .................   5,954,450      6.1%
  53 W. Jackson Blvd., Suite 722
  Chicago, ILL 60604

T. Rowe Price Associates, Inc.(2) .......................   7,232,100      7.5%
  100 E. Pratt Street
  Baltimore, MD 21202

West Highland Capital, Inc.(3) ..........................  10,000,000     10.3%
  Estero Partners, LLC
  Lang H. Gerhard
  West Highland Partners, L.P.
  300 Drakes Landing Road, Suite 290
  Greenbrae, CA 94904

------------------------

(1) As reported on Schedule 13G filed with the Commission on February 14, 2000.

(2) As reported on Schedule 13G filed with the Commission on February 7, 2000.

(3) As reported on Schedule 13G (Amendment No. 1) filed with the Commission on February 11, 2000.

                               OTHER INFORMATION

    EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table reflects the compensation for services to the Company for the years ended June 30, 2000, 1999 and 1998 for
(i) the Chief Executive Officer of the Company, (ii) the Company's four most highly compensated executive officers of the Company other than the Chief Executive Officer who were serving as executive officers at June 30, 2000 and
(iii) two former executive officers of the Company for whom disclosure would have been provided pursuant to clause (ii) above but for the fact that such individuals were not serving as executive officers of the Company at June 30, 2000 (the "Named Executive Officers").

                                                                                                  LONG TERM
                                                                                                COMPENSATION
                                                                                                   AWARDS
                                                             ANNUAL                             -------------
                                                          COMPENSATION            OTHER            SHARES
                                                      --------------------        ANNUAL         UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR     SALARY($)   BONUS($)   COMPENSATION($)     OPTIONS(1)     COMPENSATION($)
---------------------------                --------   ---------   --------   ----------------   -------------   ----------------
Francis D. John .........................    2000      589,519    307,776              --         2,000,000               --
  President, Chief Executive Officer         1999      429,000(2)      --              --         1,200,000               --
  and Chief Operating Officer                1998      395,000         --              --                --               --

Thomas K. Grundman ......................    2000      203,845    100,000              --           500,000
  Executive Vice President International     1999       35,259         --              --           300,000               --
  Operations, Chief Financial Officer,
  Chief Accounting Officer and
    Treasurer(3)

James J. Byerlotzer .....................    2000      185,000     89,000              --           300,000          100,000(4)
  Executive Vice President--Domestic         1999      121,153         --              --           260,000           75,000(4)
  Operations(5)

D. Kirk Edwards .........................    2000      165,000         --              --                --               --
  Senior Vice President of Human
    Resources                                1999      164,551         --              --           150,000               --
  And Information Technology(6)              1998      172,562     39,437              --                --               --

Danny R. Evatt ..........................    2000      147,788     10,000              --                --               --
  Vice President of Financial Operations     1999      137,500         --              --            90,000               --
  and Chief Information Officer(7)           1998      125,000     30,000              --                --               --

------------------------------

(1) Represents the number of shares issuable pursuant to vested and non-vested stock options granted during the applicable fiscal year.

(2) Reflects a salary decrease of 38% effective December 1, 1998 as compared to the salary in effect at July 1, 1998.

(3) Mr. Grundman joined the Company as an executive officer in April 1999. Mr. Grundman resigned as Treasurer effective July 18, 2000.

(4) Represents payments to Mr. Byerlotzer pursuant to a non-competition agreement entered into in connection with the Company's acquisition of Dawson Production Services, Inc.

(5) Mr. Byerlotzer joined the Company as an executive officer in September 1998.

(6) Mr. Edwards ceased serving as an executive officer effective March 2000, but his employment continued through June 30, 2000.

(7) Mr. Evatt ceased serving as an executive officer in November 1999, but his employment continued through June 30, 2000.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information relating to options granted under the 1997 Incentive Plan and outside the 1997 Incentive Plan to the Named Executive Officers during fiscal 2000. The Company did not grant any stock appreciation rights during fiscal 2000.

                                    NUMBER OF        INDIVIDUAL GRANTS
                                  SECURITIES OF          % OF TOTAL
                                   UNDERLYING        OPTIONS GRANTED TO   EXERCISE                 GRANT DATE
                                     OPTIONS            EMPLOYEES IN      PRICE PER   EXPIRATION    PRESENT
NAME                                 GRANTED           FISCAL YEAR(1)       SHARE        DATE       VALUE(2)
----                              -------------      ------------------   ---------   ----------   ----------
Francis D. John ................    1,000,000(3)            27.1%          $ 8.50       4/18/10    $5,262,199
                                      200,000(4)             5.4%          $ 8.875      4/27/10    1,098,871
                                      800,000(5)            21.7%          $ 9.50       5/08/10    4,581,208

Thomas K. Grundman .............      500,000(6)            13.6%          $ 8.50       4/18/10    2,681,099

James J. Byerlotzer ............      300,000(7)             8.1%          $ 8.50       4/18/10    1,578,660

D. Kirk Edwards ................            0            N/A                 N/A         N/A          N/A

Danny R. Evatt .................            0            N/A                 N/A         N/A          N/A

------------------------

(1) Based on options to purchase a total of 3,687,500 shares of Common Stock granted during fiscal 2000.

(2) The grant date value of stock options was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility--67%; risk-free interest rate--6.4%; time of exercise--5 years; and no dividend yield.

(3) These options were granted on April 18, 2000, and vest in four installments commencing on the date of grant as follows: 500,000 on April 18, 2000, provided the stock price has reached $13; 166,667 on April 18, 2001, provided the stock price has reached $15; 166,667 on April 18, 2002, provided the stock price has reached $17; and 166,666 on April 18, 2003, provided the stock price has reached $20. Regardless of price triggers, all options vest on April 18, 2008.

(4) These options were granted on April 27, 2000 and vest in four annual installments commencing on the date of grant as follows: 100,000 on April 27, 2000; 33,333 on April 27, 2001; 33,334 on April 27, 2002; and
    33,334 on April 27, 2003.

(5) These options were granted outside the Plan on May 8, 2000 and vest in four annual installments commencing on the date of grant as follows: 400,000 on May 8, 2000, 133,333 on May 8, 2001, 133,333 on May 8, 2002 and 133,334 on
    May 8, 2003.

(6) These options were granted on April 18, 2000, and vest in four equal annual installments commencing on the date of grant as follows: 125,000 on April 18, 2000, provided the stock price has reached $13; 125,000 on April 18, 2001, provided the stock price has reached $15; 125,000 on April 18, 2002, provided the stock price has reached $17; and 125,000 on April 18, 2003, provided the stock price has reached $20. Regardless of price triggers, all options vest on April 18, 2008.

(7) These options were granted on April 18, 2000, and vest in four equal annual installments commencing on the date of grant as follows: 75,000 on April 18, 2000, provided the stock price has reached $13; 75,000 on April 18, 2001, provided the stock price has reached $15; 75,000 on April 18, 2002, provided the stock price has reached $17; and 75,000 on April 18, 2003, provided the stock price has reached $20. Regardless of price triggers, all options vest on April 18, 2008.

AGGREGATED OPTION EXERCISES AND VALUES AS OF FISCAL YEAR END

    The following table sets forth certain information as of June 30, 2000 relating to the value of unexercised options held by the Named Executive Officers.

                                                                                         VALUE OF UNEXERCISED
                           SHARES                          NUMBER OF UNEXERCISED         IN-THE MONEY-OPTIONS
                          ACQUIRED                       OPTIONS AT JUNE 30, 2000         AT JUNE 30, 2000(2)
                             ON            VALUE        ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   --------------   -----------   -------------   -----------   -------------
Francis D. John........          0               0       1,825,000      1,750,000     $6,543,750     $1,875,000
Thomas K. Grundman.....          0               0         150,000        650,000     $  993,750     $1,556,250
James J. Byerlotzer....          0               0         130,000        430,000     $  840,625     $1,178,125
D. Kirk Edwards........     55,000        $562,812               0        130,000              0     $  840,625
Danny R. Evatt.........     38,334        $388,132          15,000         71,666     $        0     $  454,162

------------------------

(1) The dollar values in this column are calculated by determining the difference between the fair market value of the Company's common stock on the date of exercise of the relevant options and the exercise price of such options. The fair market value on the date of exercise is based on the last sale price of the Company's common stock on the NYSE on such date.

(2) The dollar values in this column are calculated by determining the difference between the fair market value of the Common Stock for which the relevant options are exercisable as of the end of the fiscal year and the exercise price of the options. The fair market value is based on the last sale price of the Common Stock on the NYSE on June 30, 2000 of $9.625.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

    Effective as of July 1, 1999, the Company entered into an employment agreement with Mr. John, which provides that Mr. John will serve as Chairman of the Board, President and Chief Executive Officer of the Company for a five-year term commencing July 1, 1999 and continuing until June 30, 2004 with an automatic one-year renewal on each anniversary date commencing July 1, 2000, unless terminated no later than 30 days before a renewal. Under this agreement, Mr. John's annual base salary is $575,000 per year subject to annual review by the Board of Directors; PROVIDED, HOWEVER, that his base salary may be increased, but not decreased. This agreement also provides that he will be entitled to (i) participate in the Company's Performance Compensation Plan, with performance criteria to be approved by the Compensation Committee, (ii) receive additional bonuses at the discretion of the Compensation Committee, and
(iii) participate in the 1997 Incentive Plan. In addition to salary and bonus, Mr. John is entitled to group life insurance in an amount equal to $5 million, reimbursement of expenses, various perquisites and a personal umbrella policy in the amount of $5 million. Also, if Mr. John is subject to the tax imposed by
Section 4999 of the Internal Revenue Code, the Company has agreed to reimburse him for such tax on an after-tax basis.

    In the event that Mr. John's employment agreement is terminated by the Company without "Cause" or by Mr. John for "Good Reason", death, "Disability", or as a result of a "Change of Control," all as defined in the agreement, Mr. John will be entitled to receive: (i) accrued but unpaid salary to the date of termination; (ii) any prior year bonus earned but not paid and a pro rata bonus for the year in which the termination occurs; (iii) a severance payment in the amount of three times the sum of the average of his total annual compensation (i.e., salary plus bonus) for the preceding three years;
(iv) immediate vesting and exercisability of all stock options held by him (to the extent not already vested and exercisable) for the remainder of the original term of the option; (v) any other amounts earned, accrued or owing to Mr. John, but not yet paid including any and all obligations to be performed with respect to applicable benefits or perquisites to be provided to him following his termination; and (vi) continued participation in medical, dental, and life insurance coverage until Mr. John receives equivalent coverage and benefits under the plans and programs of a subsequent employer, or the death of the latter of Mr. John or his spouse. In the event that Mr. John's employment is terminated for "Cause" or as a result of his resignation, he will be entitled to receive (a) accrued unpaid salary to the date of the termination, (b) any prior year-end bonus earned but not paid; and
(c) the vested portion of stock options which he then holds.

    Furthermore, Mr. John's new employment agreement further provides for a three-year non-competition provision in the event that he is receiving severance payments pursuant to the terms of his employment agreement or, in the event that no payments are being made pursuant to the agreement, a one-year prohibition against competition applies. In the event Mr. John's employment is terminated as a result of a Change of Control, the agreement provides that the non-competition provision will not apply.

    Mr. Grundman entered into an employment agreement with the Company effective as of July 1, 1999, which was amended effective July 1, 2000. This agreement is for a three-year term and thereafter for successive one-year terms unless terminated 60 days prior to the commencement of an extension term. Under this agreement, Mr. Grundman initially receives an annual base compensation of $200,000, which can be increased but not decreased, and is eligible for additional annual incentive bonuses. If, during the term of his employment agreement, Mr. Grundman is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to his base compensation in effect at the time of termination payable in equal installments over a 36-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation will be payable in a lump sum on the date of termination. Also, if Mr. Grundman is subject to the tax imposed by
Section 4999 of the Internal Revenue code, the Company has agreed to reimburse him for such tax on an after-tax basis.

    Mr. Byerlotzer entered into an employment agreement with the Company effective as of July 1, 1999 for a three-year term and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of an extension term. Under the agreement, Mr. Byerlotzer receives an annual base compensation of $185,000 and is eligible for additional annual incentive bonuses. If during the term of his employment agreement Mr. Byerlotzer is terminated by the Company for any reason other than for "Cause", or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to his base compensation in effect at the time of termination payable in equal installments over a 24-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation will be payable in a lump sum on the date of termination.

    Mr. Edwards entered into an employment agreement with the Company effective as of July 1, 1996. The agreement is for a three-year term and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of the extension term. Under this agreement, Mr. Edwards initially received annual base compensation of $165,000, and is eligible for an additional annual incentive bonus of up to 30% of his base compensation. Mr. Edward's employment agreement provides that if during the term of his employment agreement
Mr. Edwards is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company of following a change of control of the Company, he is entitled to severance compensation equal to two times his base compensation in effect at the time of termination payable in equal installments over a 24-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation is payable in a lump sum on the date of termination. Mr. Edwards ceased serving as an executive officer of the Company effective March 1, 2000, however, his employment agreement remains in effect.

    Mr. Evatt entered into an employment agreement with the Company effective as of July 1, 1999 for a three-year term, and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of an extension term. Under the new agreement, Mr. Evatt initially received annual base compensation of $145,000 per year and was eligible for additional incentive bonuses. If during the term of his agreement Mr. Evatt was terminated by the Company for any reason other than for cause, he was entitled to receive severance compensation equal to his base compensation, payable in equal installments over a 24-month period following the termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation was payable in a lump sum on the date of termination. Mr. Evatt ceased serving as an executive officer of the Company effective as of November 11, 1999, however his employment agreement remained in effect through August 1, 2000. Effective August 1, 2000, the Company entered into a severance agreement with Mr. Evatt pursuant to which the company
(i) made a one-time severance payment to Mr. Evatt in the amount of $290,000 and
(ii) agreed to immediately vest certain options to acquire shares of Common
Stock.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee is responsible for establishing the Company's compensation philosophy and policies, setting the terms of and administering its option plans, reviewing and approving employment contracts and salary recommendations for executive officers and setting the compensation for the Chief Executive Officer. The Company's overall compensation philosophy is to align the financial interests of management with those of the Company's stockholders, taking into account the Company's expectations for growth and profitability, the necessity to attract and retain the best possible executive talent and to reward its executives commensurate with their ability to enhance stockholder value. Accordingly, employment agreements with the executive officers approved by the Compensation Committee provide for compensation consisting of base salary, participation in an incentive compensation plan based upon performance and stock options and other stock-based awards. The Compensation Committee's decision to adopt the 1997 Incentive Plan and the Performance Compensation Plan, as well as prior stock-based incentive plans, was taken, in part, to align more closely the financial interests of executive officers and key employees with those of the Company's stockholders. The Compensation Committee believes that providing executives with opportunities to acquire significant stakes in the Company's growth and prosperity through grants of stock options and other incentive awards will enable the Company to attract and retain executives with the outstanding managerial abilities essential to the Company's success, motivate these executives to perform to their full potential and enhance stockholder value.

    In approving base and incentive compensation levels for executive officers, the Compensation Committee has considered the actual results of operations with the Company's internal projections and target levels for revenues earning before interest, taxes, depreciation, depletion and amortization, net income and earnings per share. The Compensation Committee determined that the Company exceeded its internal projections and target levels for each of these criteria for fiscal 2000. The Compensation Committee believes that during the three-year period ending June 30, 2000, salary increases and bonuses had been conservative and modest compared with the Company's performance, in large part due to the Compensation Committee's and the Board of Directors' conservative approach
following the Company's successful reorganization in December 1992.   [rewrite
this paragraph]

    The employment agreements with the Company's executive officers allow for significant bonuses in future years pursuant to the Company's management incentive bonus plan. Bonus awards under such plan are based upon achieving certain earnings goals and the attainment of individual qualitative goals relating to the employee's position and responsibilities. The Board of Directors determines the Company's overall earnings goals and, with the review and approval of the Compensation Committee, the Chief Executive Officer sets the earnings and individual qualitative goals for the Company's operating subsidiaries.

    The Compensation Committee has adopted the Performance Compensation Plan, which was approved by the Company's stockholders at the Annual Meeting of Stockholders held on December 8, 1998. Under the Performance Compensation Plan, for each fiscal year commencing with the Company's 1999 fiscal year, the formula for calculating the bonus to which an executive officer who is designated as a Participant may be deemed to be entitled will be determined based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on equity; (b) earnings per share;
(c) pre-tax or after-tax net income; (d) book value per share; (e) market price per share; (f) relative performance to peer group companies; (g) expense management; (h) total return to stockholders; and (i) attainment of balance sheet criteria, including, but not limited to reduction(s) in long-term and short-term indebtedness.

    The Compensation Committee has concluded that the Performance Compensation Plan provides incentives to senior management of the Company, and is a fair and reasonable method upon which to base the incentive compensation of the executive officers of the Company who are designated as Participants in the Plan.
Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductibility for federal income tax purposes of compensation in excess of $1 million paid to individual executive officers per taxable year unless certain exceptions, including compensation based on performance goals, are satisfied. The Compensation Committee has adopted the Performance Compensation Plan in an effort to comply with the performance-based exception to limits on deductibility of executive officer compensation.

    Fiscal year 2000 compensation for Mr. John as Chief Executive Officer consisted of a base salary of $590,000. Mr. John's salary was set under the terms of his employment agreement. The Committee's arrangements with its Chief Executive Officer have been designed from the outset to align his compensation to the enhancement of shareholder value. To that end, during fiscal 2000, the Committee granted to Mr. John 1,000,000, 200,000 and 800,000 stock options, with per share exercise prices of $8.50, $8.875 and $9.50, respectively, representing the market value of an underlying share of the Company's Common Stock on the date of each grant. In addition, the Committee also considered the average cash and other compensation and equity positions of chief executive officers of selected companies deemed by the Compensation Committee to be comparable; the fact that Mr. John has identified, negotiated and structured numerous beneficial acquisitions and financings; as well as the fact that Mr. John has never exercised any stock options or sold any Common Stock.

    In May 1999, Mr. John and other officers, directors and employees were granted options to purchase common stock at an exercise price of $3.00 per share (the "$3.00 Option"). During fiscal 2000 the Board of Directors and the Compensation Committee voted to accelerate the vesting of all or portion of such option depending on the optionee. Specifically, all 700,000 of Mr. Johns $3.00 Options vested effective as of July 31, 2000.

    Since the Company's reorganization in December 1992, total stockholder value has increased from a negative net worth of $5.6 million at November 30, 1992 to a positive net worth of approximately $383 million at June 30, 2000. In addition to leading the Company through its critical post-reorganization period, as noted earlier, Mr. John strengthened the Company's position through strategic acquisitions, and by negotiating and structuring the Company's financings; including two public offerings by the Company of 55,000,000 and 11,000,000 shares of its Common Stock, respectively, and the correlative pay down of the Company's debt and loosening of the covenants in its bank debt. Corporate overhead has remained low and staffing patterns lean. In these and other initiatives, Mr. John has enhanced the Company's ability to compete effectively and has positioned the Company to participate in future growth in the industry and to enhance stockholder value.

    The Compensation Committee believes that its current policies have been and will continue to be successful in aligning the financial interests of executive officers with those of the Company's stockholders and the Company's performance. Nevertheless, the Compensation Committee intends to continue to review whether and how to modify its policies to further link executive compensation with both individual and Company performance.

                                          Morton Wolkowitz, CHAIRMAN
                                          William D. Manly
                                          W. Phillip Marcum

COMPARATIVE PERFORMANCE GRAPH

    Set forth below is a graph comparing the cumulative total stockholder returns on the Common Stock with the cumulative total return of the Standard & Poor's 500 Index and a peer group comprised of four of the Company's competitors ("Peer Group"). The following graph assumes the investment of $100 on June 30, 1995 in the Common Stock, the Standard & Poor's 500 Index and the Peer Group and the reinvestment of dividends (rounded to the nearest dollar).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                            6/95    6/96    6/97    6/98    6/99    6/00
KEY ENERGY SERVICES, INC.  100.00  166.04  358.49  264.15   71.70  193.71
S & P 500                  100.00  126.00  169.73  220.92  271.19  290.85
PEER GROUP                 100.00  172.70  286.56  211.75  197.23  362.36

------------------------

(1) All values are as of the last day of the month for the period presented.

(2) Peer Group consists of Grey Wolf, Inc., Nabors Industries, Inc., Pride International, Inc. and Parker Drilling Company. Values are adjusted for dividends, when applicable.

(3) The number of shares of Common Stock outstanding increased approximately 12.8% from approximately 18.5 million shares to approximately 82.7 million shares as a result of the Company's public equity offering in the last quarter of fiscal 1999.

COMPARATIVE PERFORMANCE GRAPH SINCE PUBLIC EQUITY OFFERING

    Set forth below is a graph comparing the cumulative total stockholder returns on the Common Stock with the cumulative total return of (i) the Standard & Poor's 500 Index, (ii) the Peer Group and (iii) the Philadelphia Exchange Oil Service Index. The following graph assumes the investment of $100 on May 7, 1999 (the closing date of the Company's 55,000,000 share public equity offering) in Common Stock, the Standard and Poor's 500 Index, the Peer Group and the Philadelphia Exchange Oil Service Index and the reinvestment of dividends (rounded to the nearest dollar).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                           5/7/1999  5/99    6/99    7/99    8/99    9/99   10/99   11/99   12/99    1/00    2/00    3/00    4/00
KEY ENERGY SERVICES, INC.    100.00  96.15  109.62  117.31  144.23  151.92  138.46  153.85  159.63  273.08  305.78  355.78  300.00
S & P 500                    100.00  96.79  102.16   98.97   98.48   95.78  101.84  103.91  110.03  104.51  102.53  112.56  109.17
PEER GROUP                   100.00  96.14  112.74  111.28  133.04  124.95  113.71  128.05  142.20  141.04  162.96  188.31  189.22
PHILADELPHIA OIL SERVICE     100.00  94.12  102.14  104.50  110.40   98.38   94.90  100.27  111.49  109.42  127.24  149.39  150.36

                            5/00    6/00
KEY ENERGY SERVICES, INC.  334.62  296.15
S & P 500                  106.93  109.57
PEER GROUP                 212.19  206.61
PHILADELPHIA OIL SERVICE   161.09  156.02

------------------------

(1) Except for the measurement point, all values are as of the last day of the month presented.

(2) Peer Group consists of Grey Wolf, Inc., Nabors Industries, Inc., Pride International, Inc. and Parker Drilling Company. Values are adjusted for dividends, when applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with the negotiation of the terms of a five-year employment agreement with Mr. Francis D. John, Chairman of the Board, President and Chief Executive Officer of the Company, and as an inducement to Mr. John to enter into such employment agreement, the Company entered into a separate agreement with Mr. John dated as of August 2, 1999, which as amended through June 30, 2000, provides that $5 million in loans previously made by the Company to Mr. John, together with the accrued interest payable thereon, will be forgiven ratably during the ten year period commencing on July 1, 2000 and ending on June 30, 2010. The agreement provides that the foregoing forgiveness of indebtedness is predicated and conditioned upon Mr. John remaining employed by the Company during such period. In addition, in the event that Mr. John is terminated by the Company for "Cause" (as defined in the agreement), or in the event that Mr, John voluntarily terminates his employment with the Company, the agreement further provides that the entire remaining principal balance of these loans, together with accrued interest payable thereon, will become immediately due and payable by Mr. John. However, in the event that Mr. John's employment is terminated for "Good Reason", or as a result of Mr. John's death or "Disability", or as a result of a "Change in Control" (all as defined in that agreement), the agreement stipulates that the remaining principal balance outstanding on the loans, together with accrued interest thereon will be forgiven. This agreement further provides that with respect to any forgiveness of the payment of principal and interest on the loans, Mr. John will be entitled to recieve a "gross-up" payment in an amount sufficient for him to pay any federal, state, or local income taxes that may be due and payable by him with respect to the forgiveness of such indebtedness (principal and interest).

    During fiscal 1998, Metretek Technologies, a diversified provider of products and services to the natural gas industry and a company for which W. Phillip Marcum, one of the Directors of the Company, serves as Chairman of the Board, President and Chief Executive Officer, sold certain assets held by its wholly owned subsidiary, Marcum Gas Transmission, to Odessa Exploration Incorporated, a wholly subsidiary of the Company ("Odessa"). Metretek Technologies sold the assets for a total consideration of $700,000. Metretek Technologies also granted Odessa a right of first refusal to participate in future projects developed by Marcum Gas Transmission on terms and conditions identical to those provided to Marcum Gas Transmission.

    During fiscal 1998, the Company deposited $250,000 in money market account as collateral to secure a bank loan made to a business entity in which Danny R. Evatt, then the Chief Information Officer and Vice President of Financial Operations of the Company, owns an interest. Such amount was returned to the Company during fiscal 2000.

    In fiscal 1999, an investment management firm in which David J. Breazzano, one of the Company's directors, is a principal, purchased $25 million principal amount of the Company's borrowings under a bridge loan agreement which has since been repaid in full.

    In fiscal 1999, the Company entered into a consulting agreement with an investment banking firm in which Kevin P. Collins, one of the Company's directors, is a principal, pursuant to which such firm provided financial advisory services to the Company in connection with equity offering completed in fiscal 1999 and for which such firm received a total of $167,000.

    In connection with the negotiation of an employment agreement with Thomas K. Grundman, the Company's Executive Vice President of International Operations, Chief Financial Officer, Chief Accounting Officer and Treasurer, the Company made a $240,000 short-term loan and a $150,000 relocation loan to assist
Mr. Grundman's relocation to the Company's executive offices. Interest on these loans accrues at a rate of 6.125% per annum. The short-term loan has been repaid. The relocation loan together with accrued interest will be forgiven in three installments of $50,000 each on July 1, 2000, 2001 and 2002; PROVIDED, HOWEVER, that if Mr. Grundman's employment is terminated during such period in a way that (i) triggers severance obligations, all amounts owed shall be immediately forgiven or (ii) does not trigger severance obligations, all amounts owed shall be immediately due and payable. This agreement further provides that with respect to any forgiveness of the payment of principal and interest on the loans, Mr. Grundman will be entitled to recieve a "gross-up" payment in an amount sufficient for him to pay any federal, state, or local income taxes that may be due and payable by him with respect to the forgiveness of such indebtedness (principal and interest).

AUDITORS

    KPMG LLP ("KPMG"), certified public accounting firm, has served as the Company's independent auditor for several years. Although management anticipates that this relationship will continue during fiscal 2001, no formal action is proposed to be taken at the Annual Meeting with respect to the continued employment of KPMG inasmuch as no such action is legally required. A representative of KPMG plans to attend the Annual Meeting and will be available to answer appropriate questions. The representative also will have an opportunity to make a statement at the Annual Meeting if he so desires, although it is not expected that any statement will be made.

    The Audit Committee of the Board of Directors assists the Board of Directors in assuring that the Company's accounting and reporting practices are in accordance with applicable requirements. The Audit Committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter that the Audit Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new auditors to the Board of Directors if future circumstances were to indicate that such action is desirable.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission"). Such officers, directors and 10% stockholders also are required by Commission rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished to the Company, the Company believes that its Directors, executive officers or 10% stockholders complied with all Section 16(a) filing requirements during the fiscal year ended
June 30, 2000, other than Mr. Fertig, who did not file a Form 3 and a Form 5 on a timely basis; Mr. Wolkowitz who did not report one transaction on a Form 4 but was reported on a Form 5; and Mr. Edwards who did not file a Form 3 and a Form 4, on a timely basis.

LIMITATION ON INCORPORATION BY REFERENCE

    Notwithstanding any reference in prior or future filings by the Company with the Commission that purport to incorporate this Proxy Statement by reference into another filing, such incorporation shall not include any material herein under the captions "Other Information--Compensation Committee Report" or "Other Information--Comparative Performance Graph."

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the Company's 2001 Annual Meeting must be in writing and be received by the Company no later than July 3, 2001. For the proposal to be included in the proxy statement, the Stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the General Counsel.

    Stockholders that intend to present a proposal that will not be included in the proxy statement for the Company's 2001 Annual Meeting must give written notice of a stockholder's intent to submit such a proposal on or about September 15, 2001. The notice submitted by a stockholder should include a statement that the proponent intends to solicit the necessary percentage of stockholder votes to carry the proposal supported by evidence that the stated percentage will actually be solicited.

OTHER MATTERS

    The Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their best judgment on such matters.

    The Company's Annual Report to Stockholders covering the fiscal year ended June 30, 2000 has been mailed to each Stockholder entitled to vote at the Annual Meeting or accompanies this Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ FRANCIS D. JOHN

                                          Francis D. John
                                          CHAIRMAN OF THE BOARD, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

October 30, 2000

                                   APPENDIX A
                           KEY ENERGY SERVICES, INC.
                AMENDED AND RESTATED CHARTER OF AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                             ADOPTED: JUNE 12, 2000

    ORGANIZATION: The Board of Directors shall have an audit committee composed of at least three directors who are independent of the management of the Company, and who are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. At least one member of the audit committee shall have accounting or related financial management expertise, as determined by the Board of Directors in its business judgment.

    SCOPE OF RESPONSIBILITIES: The audit committee shall provide assistance to the corporate directors in fulfilling their responsibilities to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, and the financial management of the corporation.

    RESPONSIBILITIES: In carrying out these responsibilities, the audit committee will:

    1. Review and recommend to the Board of Directors, the independent auditors to be selected to audit the books and records of the Company, its divisions and subsidiaries, recognizing that the independent auditors for the Company are ultimately accountable to the Board of Directors and the audit committee of the Company. The Board of Directors and the audit committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

    2. Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit including any comments or recommendations of the independent auditors.

    3. Review with the independent auditors and with the Company's financial and accounting personnel the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and elicit any recommendations that they may have for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures which might be deemed illegal or otherwise improper. Further, the committee should periodically review Company policy statements in terms of their adequately representing a code of conduct.

    4. Prior to the release of the annual report to shareholders, the committee should review the financial statements to be contained in such report with the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

    5. At all meetings of the audit committee, sufficient opportunity should be made available for the independent auditors to meet with the members of the audit committee, either in person or by telephone, without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting and auditing personnel, and the cooperation which the independent auditors received during the course of their audit.

    6. Minutes of all meetings of the audit committee shall be submitted to the Board of Directors of the Company.

    7. The committee shall periodically obtain from the independent auditors a formal written statement delineating all relationships between the auditor and the Company and review and discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor. If appropriate, the committee shall recommend that the Board of Directors take appropriate action in response to the independent auditor's report to ensure the auditor's independence.

    8. The committee should cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgement, that is appropriate.

    SUMMARY: In carrying out their responsibilities the audit committee believes its policies and procedures should remain flexible in order that it can best react to changing conditions and environment and to assure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

                   THIS PROXY IS BEING SOLICITED ON BEHALF OF
                           THE BOARD OF DIRECTORS OF
                           KEY ENERGY SERVICES, INC.

    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 8, 2000

    The undersigned hereby constitutes and appoints Francis D. John and Jack
D. Loftis, Jr., and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock, par value $.10, of KEY ENERGY SERVICES, INC., standing in the name of the undersigned at the close of business on October 23, 2000 at the Annual Meeting of Stockholders to be held December 8, 2000, and at any and all adjournments or postponements thereof, to vote on the matters set forth on the reverse side.

                      (TO BE SIGNED ON REVERSE SIDE)

                Please Detach and Mail in the Envelope Provided

/X/ Please mark your
   votes as in this example

                  FOR all nominees listed at right          WITHHOLD AUTHORITY
                  (Except as marked to the contrary below.)
1.  ELECTION OF                  / /                               / /
    DIRECTORS

INSTRUCTION: TO WITHHOLD AUTHORITY TO      NOMINEES: FRANCIS D. JOHN
             VOTE FOR ANY INDIVIDUAL                 DAVID J. BREAZZANO
             NOMINEE, WRITE THAT PERSON'S            KEVIN P. COLLINS
             NAME HERE:                              WILLIAM D. FERTIG
                                                     WILLIAM D. MANLY
---------------------------------------              W. PHILLIP MARCUM
                                                     MORTON WOLKOWITZ

The shares represented by this Proxy will be voted in the manner directed herein by the undersigned stockholder. If any directions to the contrary are made, this Proxy will be voted FOR the election of all of the director nominee names at left.

Please mark, sign, date and return promptly.

Signature:___________________________________Signature:_________________________

Date:___________________,2000

NOTE: Please sign exactly as your name appears above. Each joint owner should sign. Executors, administrators, trustees, should give full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.